Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-211758

September 13, 2017

PUBLIC STORAGE

$500,000,000 2.370% Senior Notes due 2022

$500,000,000 3.094% Senior Notes due 2027

Final Term Sheet

Issuer:	Public Storage (PSA)

Security:	2.370% Senior Notes due 2022 (the “2022 Notes”) 3.094% Senior Notes due 2027 (the “2027 Notes”)

Trade Date:	September 13, 2017

Settlement Date:	September 18, 2017 (T+3)

Aggregate Principal Amount:	2022 Notes: $500,000,000 2027 Notes: $500,000,000

Maturity Date:	2022 Notes: September 15, 2022 2027 Notes: September 15, 2027

Coupon:	2022 Notes: 2.370% 2027 Notes: 3.094%

Benchmark Treasury:	2022 Notes: 1.625% due August 31, 2022 2027 Notes: 2.250% due August 15, 2027

Benchmark Treasury Price and Yield:	2022 Notes: 99-10; 1.770% 2027 Notes: 100-16; 2.194%

Spread to Benchmark Treasury:	2022 Notes: T + 60 basis points 2027 Notes: T + 90 basis points

Yield to Maturity:	2022 Notes: 2.370% 2027 Notes: 3.094%

Price to Public:	2022 Notes: 100% of principal amount 2027 Notes: 100% of principal amount

Interest Payment Dates:	March 15 and September 15, commencing March 15, 2018

Record Dates:	March 1 and September 1

Redemption Provision:

2022 Notes: Make-whole call prior to August 15, 2022 (one month prior to the maturity date of the 2022 Notes) based on U.S. Treasury +10 basis points or at par on or after August 15, 2022

2027 Notes: Make-whole call prior to June 15, 2027 (three months prior to the maturity date of the 2027 Notes) based on U.S. Treasury +15 basis points or at par on or after June 15, 2027

Joint Book-Running Managers:	Morgan Stanley & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC Citigroup Global Markets Inc. Goldman Sachs & Co. LLC UBS Securities LLC

CUSIP Number:	2022 Notes: 74460D AB5 2027 Notes: 74460D AC3

ISIN Number:	2022 Notes: US74460DAB55 2027 Notes: US74460DAC39

The Issuer has filed a registration statement (including a prospectus with the SEC) and prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or prospectus supplement if you request it by calling Morgan Stanley & Co. LLC toll-free 1-866-718-1649, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free 1-800-294-1322 or Wells Fargo Securities, LLC toll-free 1-800-645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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